(As filed August 28, 2000)
                                                                File No. 70-9717

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       on
                                   FORM U-1/A
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ALLIANT ENERGY CORPORATION
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                                   REGENCO LLC
                          6609-R West Washington Street
                           West Allis, Wisconsin 53214

           (Names of companies filing this statement and addresses of principal executive offices)

               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION
                 (Name of top registered holding company parent)

              ----------------------------------------------------

                                Edward M. Gleason
                         Vice President - Treasurer and
                               Corporate Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192
                     (Name and address of agent for service)

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

     Barbara J. Swan, General Counsel             William T. Baker, Jr., Esq.
        Alliant Energy Corporation                  Thelen Reid & Priest LLP
        222 West Washington Avenue                    40 West 57th Street
       Madison, Wisconsin 53703-0192                New York, New York 10019

     The Application-Declaration filed in this proceeding on July 12, 2000, is hereby amended in order that Alliant Energy Corporation may withdraw as an applicant.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                        ALLIANT ENERGY CORPORATION


                                        By:  /s/ Edward M. Gleason
                                           ------------------------------------
                                        Name:  Edward M. Gleason
                                        Title: Vice President - Treasurer and
                                               Corporate Secretary


                                        REGENCO LLC


                                        By:  /s/ John C. Bobrowich
                                           ------------------------------------
                                        Name:  John C. Bobrowich
                                        Title: President and CEO

Date:  August 28, 2000